Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Third Quarter 2014 Financial Results;
Declares Quarterly Dividend
Indiana, PA., October 29, 2014 - First Commonwealth Financial Corporation (NYSE: FCF) today announced financial results for the third quarter of 2014.
Third Quarter 2014 Highlights
Profitability

•	Improvement in return on average assets and return on average equity, stabilization of earnings per share and net interest margin, and improved efficiency compared to the prior quarter.

Franchise Growth

•	Solid loan growth of $78.6 million from the prior quarter, or 7.3% on an annualized basis.

•	Launch of a new Mortgage division offering purchase and refinance solutions throughout the Western Pennsylvania market area.

•	Acquisition of a local insurance agency that expands First Commonwealth’s fee-based product lines and provides access to key insurance carriers, which was completed on October 1, 2014.

Expense

•
Completion of a core IT systems conversion, with conversion expenses totaling $2.2 million in the third quarter, or $0.02 diluted earnings per share, and a total of $11.8 million over the life of the project.

•
First Commonwealth expects to realize expense reductions of $1.5 million to $1.7 million per quarter as a result of the IT systems conversion, of which approximately $0.8 million was recognized during the third quarter of 2014.

“Our ability to deliver solid loan growth and improved operating performance while completing a major IT systems conversion could not have been accomplished without the focused dedication of our employees,” noted T. Michael Price, President and Chief Executive Officer.  “With our recent conversion of nearly 40 systems, the third quarter represented the culmination of more than two years of comprehensive planning, training and testing. The technology platform that we now have in place will serve as the foundation for our company’s operations for years to come.  It provides a framework for lower costs and better integration, while ensuring scalability as we grow our franchise.”

Financial Summary

(dollars in thousands,	For the Three Months Ended			For the Nine Months Ended
except per share data	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
Net Income	$12,496	$11,928	$15,854	$36,724	$32,223
Diluted earnings per share	$0.13	$0.13	$0.16	$0.39	$0.33
Return on average assets	0.78%	0.77%	1.02%	0.78%	0.70%
Return on average equity	6.91%	6.62%	8.83%	6.83%	5.88%
Efficiency Ratio	66.65%	67.09%	61.50%	66.25%	65.66%
Net Interest Margin	3.26%	3.26%	3.43%	3.28%	3.41%

Financial Results Summary
For the three months ended September 30, 2014, net income was $12.5 million, or $0.13 diluted earnings per share, compared to net income of $11.9 million, or $0.13 diluted earnings per share, in the second quarter of 2014 and net income of $15.9 million, or $0.16 diluted earnings per share, in the third quarter of 2013. The decrease in net income compared to the third quarter of 2013 was driven by a decrease in noninterest income of $2.0 million and increased noninterest expense of $1.5 million when comparing the two quarters, which included $1.1 million of one-time income in the third quarter of 2013 related to the gain on sale of five OREO properties and $2.2 million of non-routine conversion-related expenses in the third quarter of 2014.

For the nine months ended September 30, 2014, net income was $36.7 million, or $0.39 diluted earnings per share, compared to net income of $32.2 million, or $0.33 diluted earnings per share, for the comparable period in 2013. The increase in net income compared to 2013 was primarily the result of a decrease in provision expense of $9.4 million, offset by a decline of $1.4 million in net interest income. Noninterest expense remained relatively flat despite $7.3 million of non-routine technology conversion-related expenses incurred during the first nine months of 2014.

Net Interest Income and Net Interest Margin
Third quarter 2014 net interest income, on a fully taxable-equivalent basis, increased $1.2 million, or 2.5%, to $47.4 million, as compared to $46.2 million in the second quarter of 2014. The increase from the prior quarter was primarily the result of a $96.3 million, or 1.7%, increase in average interest-earning assets. A four basis point decline in the cost of funds more than offset a three basis point decline in the yield on average interest-earning assets. The decline in the cost of funds was due in part to the intentional runoff of $118.1 million in brokered certificates of deposits in favor of lower-cost short-term borrowings and a $26.8 million increase in average noninterest-bearing deposits. As a result, the net interest margin was 3.26% in the third quarter, unchanged from the prior quarter.
As compared to the third quarter of 2013, net interest income decreased $0.9 million, or 1.8%, primarily the result of $1.0 million of income recognized on other-than-temporarily impaired pooled trust preferred collateralized debt obligations that received payments during the third quarter of 2013. These payments resulted in an eight basis point benefit to the net interest margin in that quarter. The net interest margin of 3.26% in the third quarter of 2014 was 17 basis points lower than the third quarter of 2013 due to lower replacement loan yields (despite a $185.7 million, or 3.3%, increase in average interest-earning assets) which compressed the net interest margin by an additional 15 basis points compared to the year-ago quarter. This was partially offset by a six basis point decline in funding costs.
For the nine months ended September 30, 2014, net interest income, on a fully taxable-equivalent basis, decreased $1.4 million to $140.0 million as compared to the same period of 2013 despite a $155.0 million, or 2.8%, increase in average interest-earning assets. The decrease was primarily the result of the aforementioned $1.0 million of additional income from trust preferred securities in 2013, which resulted in a two basis point benefit to the net interest margin for the nine-month period. Lower replacement loan yields compressed the margin by an additional 19 basis points compared to the prior-year period, partially offset by an eight basis point decline in funding costs. The net interest margin for the nine months ended September 30, 2014 was 3.28%, 13 basis points lower than the prior-year period.

Based on average balances, loan growth for the third quarter of 2014 was $88.9 million over the prior quarter and $129.8 million over the year-ago quarter. While average deposits decreased $178.7 million in the third quarter of 2014 from the prior quarter and $222.1 million from the same quarter a year ago, this decrease was due in part to the aforementioned intentional runoff of $118.1 million and $83.1 million in average brokered certificate of deposit balances over the three and 12-month periods, respectively, in favor of more cost-effective short-term borrowings. As a result, average short-term borrowings increased $288.7 million and $392.8 million over the three and 12-month periods, respectively. Furthermore, average noninterest-bearing demand deposits increased $26.8 million and $110.3 million over the prior quarter and the year-ago quarter, respectively. Noninterest-bearing demand deposits currently comprise 22.5% of total deposits.
Credit Quality
The provision for credit losses totaled $2.1 million for the three months ended September 30, 2014, a decrease of $1.2 million as compared to the prior quarter and $0.6 million from the same quarter last year. For the nine-month period ending September 30, 2014, the provision for credit losses was $8.6 million, a decrease of $9.4 million as compared to the $18.0 million provision in the prior-year period.
At September 30, 2014, nonperforming loans were $45.3 million, a decrease of $1.0 million from June 30, 2014 and $26.0 million from September 30, 2013. Nonperforming loans as a percentage of total loans were 1.03%, 1.07% and 1.68% for the periods ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.
During the third quarter of 2014, net charge-offs were $2.0 million, compared to $7.1 million in the prior quarter and $5.2 million in the third quarter of 2013. There were no significant individual charge-offs in the third quarter of 2014. Second quarter 2014 charge-offs included $5.8 million for a credit that was sold during the quarter. A loan loss provision of $4.5 million was set aside for this credit in the first quarter of 2014, with an additional $1.3 million provision in the second quarter of 2014. Third quarter 2013 charge-offs included $2.3 million to a local energy company. For the nine months ended September 30, 2014, net charge-offs were $12.1 million, or 0.37% of average loans on an annualized basis, compared to $30.2 million, or 0.95% of average loans on an annualized basis, for the same period of 2013.
The allowance for credit losses as a percentage of total loans outstanding was 1.15%, 1.17% and 1.30% for September 30, 2014, June 30, 2014 and September 30, 2013, respectively. General reserves as a percentage of non-impaired loans were 1.06%, 1.04% and 1.12% for September 30, 2014, June 30, 2014 and September 30, 2013, respectively.
OREO acquired through foreclosure was $7.8 million at September 30, 2014 and June 30, 2014 as compared to $9.7 million at September 30, 2013.
Noninterest Income
Noninterest income decreased $2.0 million, or 11.5%, in the third quarter of 2014 as compared to the prior quarter and $2.0 million, or 11.9%, compared to the same quarter last year. The decrease from prior quarter is primarily the result of lower gain on sale of assets of $1.4 million due to the sale of a large OREO property in the second quarter of 2014 and a $0.8 million decrease in commercial loan swap-related revenues included in other income. The decrease from the prior-year period is primarily related to lower gain on sale of assets of $0.6 million due to five OREO properties that were sold in the third quarter of 2013, a $0.5 million decrease in commercial loan swap-related revenues and $0.2 million of securities gains in the third quarter of 2013.
For the nine months ended September 30, 2014, noninterest income was relatively flat at $47.0 million as compared to the same period of 2013. Changes in the composition of noninterest income included an increase of $2.4 million in the gain on sale of assets from the sale of an OREO property and the gain from the sale of our registered investment advisory business during 2014, together with increases of $0.6 million in service charges on deposit accounts and $0.4 million in interchange revenue compared to the year-ago period. These increases in noninterest income were offset by decreases in other income of $1.6 million in commercial loan swap-related revenues and decreases in other income of $1.5 million primarily related to lower investment management income (due to the sale of the aforementioned advisory business) as well as a decrease of $0.2 million in letter of credit fees over the year-ago period.

Noninterest Expense
Noninterest expense decreased $0.8 million, or 2.0%, in the third quarter of 2014 from the prior quarter and increased $1.5 million compared to the third quarter of 2013. The decrease from prior quarter is primarily attributable to reductions of $0.4 million in IT conversion-related costs and $1.2 million in other operating expenses, primarily related to lower write-downs of assets of $0.7 million and a $0.5 million decrease in unfunded loan commitments expense, offset by a $0.3 million increase in salaries and benefits and $0.4 million in professional fees. The increase from the third quarter of 2013 is primarily attributable to $2.2 million of non-routine technology conversion charges, primarily related to accelerated depreciation of software and hardware that was replaced in the third quarter of 2014, and an increase in salaries and benefits of $1.2 million, offset by reductions of $0.5 million in Pennsylvania shares tax expense, $0.3 million in FDIC insurance expense and $1.1 million in other operating expenses primarily relating to $0.4 million in lower write-down of assets and $0.6 million in unfunded loan commitments expense.
Despite $7.3 million in non-routine technology conversion charges and accelerated depreciation for the nine months ended September 30, 2014, noninterest expense increased by only $0.4 million compared to the same period of 2013. Improvements included $1.4 million in Pennsylvania shares tax expense, $0.3 million in amortization of intangibles, $0.9 million in loan collection costs, $0.3 million in FDIC expense, a $1.6 million charge for the early extinguishment of debt in 2013, a $0.9 million partial insurance recovery for a 2012 external fraud loss and a $0.8 million contingency accrual for client tax reporting in 2013.
Full time equivalent staff was 1,388 and 1,377 for the periods ended September 30, 2014 and 2013, respectively. The increase is primarily attributable to the recent launch of our mortgage division and overtime relating to our core IT systems conversion.
The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (which consists of net interest income, on a fully taxable equivalent basis, plus total noninterest income, excluding net impairment losses and net securities gains), was 66.7% and 66.3% for the three and nine months ended September 30, 2014, respectively, as compared to 61.5% and 65.7% for the three and nine months ended September 30, 2013. Without IT conversion expenses of $2.2 million and $7.3 million for the three and nine months ended September 30, 2014, the efficiency ratio would have been 63.1% and 62.4%, respectively.
Dividends and Capital
First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.07 per share which is payable on November 21, 2014 to shareholders of record as of November 10, 2014. This dividend represents a 3.1% projected annual yield utilizing the October 28, 2014 closing market price of $9.16.
During the third quarter of 2014, First Commonwealth completed a previously announced $25 million common stock repurchase program under which the corporation repurchased 2,924,066 shares at an average price of $8.58 per share.
First Commonwealth’s capital ratios for Total, Tier I and Leverage at September 30, 2014 were 12.8%, 11.7% and 9.8%, respectively.
Conference Call
First Commonwealth will host a quarterly conference call to discuss its financial results for the third quarter 2014 on Wednesday, October 29, 2014 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-877-353-0037 or through the company’s web page, http://ir.fcbanking.com. A replay of the call will be available approximately two hours following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.

About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation, headquartered in Indiana, Pennsylvania, is a financial services company with $6.4 billion in total assets and 110 banking offices in 15 counties throughout western and central Pennsylvania.  First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency.
Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues, increase credit-related costs and reduce the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance and legal risk, interest rate risk, and liquidity risk. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Contact:
Media/Investor Relations:
Richard J. Stimel
Vice President/ Corporate Communications and Investor Relations
724-463-6806
RStimel@fcbanking.com

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FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
SUMMARY RESULTS OF OPERATIONS
Net interest income (FTE)(1)	$47,364	$46,197	$48,255	$140,029	$141,429
Provision for credit losses	2,073	3,317	2,714	8,621	18,011
Noninterest income	15,050	17,002	17,083	46,972	46,899
Noninterest expense	41,568	42,396	40,045	123,851	123,497
Net income	12,496	11,928	15,854	36,724	32,223

Earnings per common share (diluted)	$0.13	$0.13	$0.16	$0.39	$0.33

KEY FINANCIAL RATIOS
Return on average assets	0.78%	0.77%	1.02%	0.78%	0.70%
Return on average shareholders' equity	6.91%	6.62%	8.83%	6.83%	5.88%
Efficiency ratio(2)	66.65%	67.09%	61.50%	66.25%	65.66%
Net interest margin (FTE)(1)	3.26%	3.26%	3.43%	3.28%	3.41%

Book value per common share	$7.74	$7.73	$7.45
Tangible book value per common share(4)	5.99	6.02	5.76
Market value per common share	8.39	9.22	7.59
Cash dividends declared per common share	0.07	0.07	0.06	$0.21	$0.17
ASSET QUALITY RATIOS
Nonperforming loans as a percent of
end-of-period loans (5)	1.03%	1.07%	1.68%
Nonperforming assets as a percent of
total assets (5)	0.85%	0.87%	1.33%
Net charge-offs as a percent of average loans
(annualized)	0.18%	0.66%	0.49%
Allowance for credit losses as a percent of
nonperforming loans (6)	112.21%	109.59%	77.17%
Allowance for credit losses as a percent of
end-of-period loans (6)	1.15%	1.17%	1.30%
CAPITAL RATIOS
Shareholders' equity as a percent of total
assets	11.16%	11.50%	11.56%
Tangible common equity as a percent of
tangible assets(3)	8.87%	9.19%	9.18%
Leverage Ratio	9.79%	10.19%	9.84%
Risk Based Capital - Tier I	11.73%	12.38%	12.04%
Risk Based Capital - Total	12.77%	13.46%	13.22%
(5) - Includes loans held for sale
(6) - Excludes loans held for sale

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
INCOME STATEMENT
Interest income	$51,089	$50,166	$52,308	$151,761	$155,050
Interest expense	4,536	4,783	5,079	14,234	16,705
Net Interest Income	46,553	45,383	47,229	137,527	138,345
Taxable equivalent adjustment(1)	811	814	1,026	2,502	3,084
Net Interest Income (FTE)	47,364	46,197	48,255	140,029	141,429
Provision for credit losses	2,073	3,317	2,714	8,621	18,011
Net Interest Income after Provision for Credit Losses (FTE)	45,291	42,880	45,541	131,408	123,418

Net securities gains	48	2	229	50	237
Trust income	1,678	1,474	1,406	4,587	4,677
Service charges on deposit accounts	4,099	4,141	4,227	12,032	11,443
Insurance and retail brokerage commissions	1,709	1,600	1,822	4,704	4,623
Income from bank owned life insurance	1,330	1,432	1,359	4,131	4,219
Gain on sale of assets	742	2,165	1,356	4,488	2,056
Card related interchange income	3,599	3,655	3,536	10,620	10,214
Other income	1,845	2,533	3,148	6,360	9,430
Total Noninterest Income	15,050	17,002	17,083	46,972	46,899

Salaries and employee benefits	22,244	21,897	20,998	65,185	64,288
Net occupancy expense	3,180	3,283	3,274	9,969	10,130
Furniture and equipment expense (7)	4,471	5,249	3,294	15,050	9,863
Data processing expense	1,583	1,542	1,492	4,593	4,511
Advertising and promotion expense	861	785	815	2,346	2,369
Pennsylvania shares tax expense	1,033	1,038	1,516	2,782	4,223
Intangible amortization	174	178	193	530	848
Collection and repossession expense	783	449	860	1,941	2,862
Other professional fees and services	1,050	691	848	2,777	2,765
FDIC insurance	926	1,051	1,178	3,026	3,312
Conversion related expenses (8)	783	539	65	1,676	65
Loss on redemption of subordinated debt	—	—	—	—	1,629
Other operating expenses	4,480	5,694	5,512	13,976	16,632
Total Noninterest Expense	41,568	42,396	40,045	123,851	123,497

Income before Income Taxes	18,773	17,486	22,579	54,529	46,820
Taxable equivalent adjustment(1)	811	814	1,026	2,502	3,084
Income tax provision	5,466	4,744	5,699	15,303	11,513
Net Income	$12,496	$11,928	$15,854	$36,724	$32,223

Shares Outstanding at End of Period	91,722,649	93,752,812	95,544,765	91,722,649	95,544,765
Average Shares Outstanding Assuming Dilution	92,578,701	93,811,543	96,208,545	93,632,783	97,675,352

(7) - Includes $1.4 million and $2.1 million of accelerated depreciation expense related to the technology conversion for the three-month periods ended September 30, 2014 and June 30, 2014, respectively. The nine-month period ended September 30, 2014 includes $5.6 million in accelerated depreciation.
(8) - Does not include accelerated depreciation expense described in note 7.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	September 30,	June 30,	September 30,
	2014	2014	2013
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$78,696	$92,860	$88,179
Interest-bearing bank deposits	5,374	5,151	5,077
Securities	1,383,768	1,391,688	1,324,767
Loans held for sale	1,305	0	0

Loans	4,411,481	4,334,214	4,240,004
Allowance for credit losses	(50,784)	(50,725)	(54,957)
Net loans	4,360,697	4,283,489	4,185,047

Goodwill and other intangibles	160,152	160,326	161,483
Other assets	366,106	366,708	386,409
Total Assets	$6,356,098	$6,300,222	$6,150,962

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits	$995,014	$1,008,031	$908,436

Interest-bearing demand deposits	82,221	83,137	96,587
Savings deposits	2,363,464	2,387,628	2,491,315
Time deposits	931,689	981,625	1,121,463
Total interest-bearing deposits	3,377,374	3,452,390	3,709,365

Total deposits	4,372,388	4,460,421	4,617,801

Short-term borrowings	1,034,967	845,873	551,628
Long-term borrowings	188,706	208,839	216,668
Total borrowings	1,223,673	1,054,712	768,296

Other liabilities	50,553	60,585	53,509
Shareholders' equity	709,484	724,504	711,356
Total Liabilities and Shareholders' Equity	$6,356,098	$6,300,222	$6,150,962

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended
	September 30,	Yield/	June 30,	Yield/	September 30,	Yield/
	2014	Rate	2014	Rate	2013	Rate
NET INTEREST MARGIN (Quarterly Averages)

Assets
Loans (FTE)(1)(5)	$4,388,130	3.97%	$4,299,228	4.01%	$4,258,372	4.19%
Securities and interest bearing bank deposits (FTE)(1)	1,383,554	2.28%	1,376,163	2.33%	1,327,656	2.50%
Total Interest-Earning Assets (FTE)(1)	5,771,684	3.57%	5,675,391	3.60%	5,586,028	3.79%
Noninterest-earning assets	553,384		555,874		576,741
Total Assets	$6,325,068		$6,231,265		$6,162,769

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,466,127	0.10%	$2,512,176	0.10%	$2,608,249	0.11%
Time deposits	954,474	0.98%	1,113,859	1.01%	1,144,766	1.06%
Short-term borrowings	940,156	0.28%	651,450	0.29%	547,393	0.26%
Long-term borrowings	199,435	1.79%	210,703	1.69%	216,733	1.77%
Total Interest-Bearing Liabilities	4,560,192	0.39%	4,488,188	0.43%	4,517,141	0.45%
Noninterest-bearing deposits	995,690		968,926		885,346
Other liabilities	51,327		51,138		47,932
Shareholders' equity	717,859		723,013		712,350
Total Noninterest-Bearing Funding Sources	1,764,876		1,743,077		1,645,628
Total Liabilities and Shareholders' Equity	$6,325,068		$6,231,265		$6,162,769

Net Interest Margin (FTE) (annualized)(1)		3.26%		3.26%		3.43%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Nine Months Ended
	September 30,	Yield/	September 30,	Yield/
	2014	Rate	2013	Rate
NET INTEREST MARGIN (Year-to-Date Averages)

Assets
Loans (FTE)(1)(5)	$4,331,807	4.04%	$4,248,048	4.26%
Securities and interest bearing bank deposits (FTE)(1)	1,370,331	2.28%	1,299,138	2.35%
Total Interest-Earning Assets (FTE)(1)	5,702,138	3.62%	5,547,186	3.81%
Noninterest-earning assets	557,971		574,639
Total Assets	$6,260,109		$6,121,825

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,511,615	0.10%	$2,615,158	0.13%
Time deposits	1,065,458	1.00%	1,167,593	1.08%
Short-term borrowings	749,269	0.29%	450,219	0.26%
Long-term borrowings	208,818	1.75%	239,166	2.17%
Total Interest-Bearing Liabilities	4,535,160	0.42%	4,472,136	0.50%
Noninterest-bearing deposits	953,946		869,526
Other liabilities	52,001		48,020
Shareholders' equity	719,002		732,143
Total Noninterest-Bearing Funding Sources	1,724,949		1,649,689
Total Liabilities and Shareholders' Equity	$6,260,109		$6,121,825

Net Interest Margin (FTE) (annualized)(1)		3.28%		3.41%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	September 30,	June 30,	September 30,
	2014	2014	2013
ASSET QUALITY DETAIL
Nonperforming Loans:
Loans on nonaccrual basis	$27,310	$28,928	$42,122
Troubled debt restructured loans on nonaccrual basis	6,783	6,793	17,807
Troubled debt restructured loans on accrual basis	11,164	10,566	11,290
Total Nonperforming Loans	$45,257	$46,287	$71,219
Other real estate owned ("OREO")	7,751	7,817	9,656
Repossessions ("Repo")	902	527	695
Total Nonperforming Assets	$53,910	$54,631	$81,570
Loans past due in excess of 90 days and still accruing	$2,374	$2,410	$2,364
Classified loans	63,724	70,166	107,196
Criticized loans	139,449	157,370	180,593
Nonperforming assets as a percentage of total loans,
plus OREO and Repos	1.22%	1.26%	1.92%
Allowance for credit losses	$50,784	$50,725	$54,957

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
Net Charge-offs (Recoveries):
Commercial, financial, agricultural and other	$294	$5,922	$3,000	$7,732	$16,957
Real estate construction	(132)	128	(63)	(173)	633
Commercial real estate	635	(78)	800	677	9,930
Residential real estate	454	561	686	1,866	517
Loans to individuals	763	565	786	1,960	2,204
Net Charge-offs	$2,014	$7,098	$5,209	$12,062	$30,241

Net charge-offs as a percentage of average loans
outstanding (annualized)	0.18%	0.66%	0.49%	0.37%	0.95%
Provision for credit losses as a percentage of net
charge-offs	102.93%	46.73%	52.10%	71.47%	59.56%
Provision for credit losses	$2,073	$3,317	$2,714	$8,621	$18,011

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

RECONCILIATION OF NON-GAAP MEASURES

(1) Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate.
(2) Efficiency ratio is "total noninterest expense" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully taxable equivalent basis," plus "total noninterest income," excluding "net impairment losses" and "net securities gains."

	September 30,	June 30,	September 30,
	2014	2014	2013

Tangible Equity:
Total shareholders' equity	$709,484	$724,504	$711,356
Less: intangible assets	160,152	160,326	161,483
Tangible Equity	549,332	564,178	549,873
Less: preferred stock	—	—	—
Tangible Common Equity	$549,332	$564,178	$549,873

Tangible Assets:
Total assets	$6,356,098	$6,300,222	$6,150,962
Less: intangible assets	160,152	160,326	161,483
Tangible Assets	$6,195,946	$6,139,896	$5,989,479

(3)Tangible Common Equity as a percentage of
Tangible Assets	8.87%	9.19%	9.18%

Shares Outstanding at End of Period	91,722,649	93,752,812	95,544,765
(4)Tangible Book Value Per Common Share	$5.99	$6.02	$5.76

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.